Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-4 of our report dated November 18, 2025 relating to the consolidated financial statements of Odysseus Holdings Limited and Subsidiary as of 18 September 2025 and for the period from 29 August 2025 (inception) to 18 September 2025 (which includes an explanatory paragraph relating to Odysseus Holdings Limited and Subsidiary’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 27, 2026